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                     [LETTERHEAD OF BAKER & BOTTS, L.L.P.]

                                                                     EXHIBIT 8.1

06232.0101                                                        March 20, 1996

Tuboscope Vetco International Corporation
2835 Holmes Road
Houston, Texas 77051

Gentlemen:

  We are acting as counsel to Tuboscope Vetco International Corporation ("Parent"), a Delaware corporation, in connection with the proposed merger (the "Merger") of Grow Acquisition Limited ("Sub"), a Bermuda corporation which is a direct, wholly owned subsidiary of Parent, with and into D.O.S. Ltd. (the "Company"), a Bermuda corporation, and the subsequent liquidation (the "Liquidation," and, together with the Merger, the "Transaction") of the Company into Parent, pursuant to an Agreement and Plan of Merger dated as of January 3, 1996 among Parent, Sub, and the Company (the "Merger Agreement").

  The following opinion is based on our review of the Merger Agreement, the Registration Statement on Form S-4 of Parent, including the form of Prospectus/Proxy Statement with respect to the Merger, to be filed with the Securities and Exchange Commission on or about March 20, 1996 (the "Registration Statement"), and such other materials and documents as we have deemed appropriate. In rendering our opinion, we have assumed that the Transaction will be consummated as described in the Merger Agreement and the Registration Statement, that the facts, representations, and warranties set forth in the Merger Agreement and the Registration Statement are accurate, and that the covenants, conditions, and obligations set forth in the Merger Agreement have been and will be fulfilled. We have also relied on and assumed the accuracy and fulfillment of the representations and covenants contained in certificates that have been provided to us by the Company and by you.

  On the basis of the foregoing, we are of the opinion, based on existing law and regulations, as follows:

    1. The Transaction will be treated as a reorganization under section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). If immediately after the Transaction the stockholders of the Company are not in control (within the meaning of section 368(a)(2)(H) of the Code) of Parent, the Transaction will be treated as a reorganization within the meaning of section 368(a)(1)(C) of the Code.
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    2. Each of Parent and the Company will be a party to such reorganization within the meaning of section 368(b) of the Code.

    3. No gain or loss will be recognized for United States federal income tax purposes by Parent, Sub, or the Company pursuant to the Transaction.

    4. The discussion set forth in the form of Proxy Statement/Prospectus included in the Registration Statement under the caption "Certain United States Federal Income Tax Consequences," insofar as it relates to matters of law and legal conclusions, and based on the assumptions and subject to the qualifications set forth therein and herein, is an accurate summary of the material United States federal income tax consequences of the Transaction to Parent, the Company, and their respective stockholders.

  We hereby consent to the use of our name under the captions "Certain United States Federal Income Tax Consequences" and "Legal Matters" in the form of Proxy Statement/Prospectus included in the Registration Statement and to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          BAKER & BOTTS, L.L.P.

                                                  /s/ Stuart F. Schaffer
                                          By___________________________________
                                                    Stuart F. Schaffer